As filed with the Securities and Exchange Commission on April 28, 2022

Registration Statement No. 333-181726
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMDEN NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Maine (State or other jurisdiction of incorporation)	01-0413282 (IRS Employer identification No.)

Two Elm Street
Camden, Maine 04843

(Address, including zip code, of principal executive offices)

CAMDEN NATIONAL CORPORATION 2012 EQUITY AND INCENTIVE PLAN
(Full title of the plan)

Michael R. Archer
Chief Financial Officer
Camden National Corporation
Two Elm Street
Camden, Maine 04843
(207) 236-8821
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Jared M. Fishman, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Camden National Corporation, a Maine corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) this Post-Effective Amendment No. 1 (this “Amendment”) to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-181726) filed and effective May 29, 2012 (the “May 2012 Registration Statement”), with respect to 1,200,000 shares (800,000 shares originally registered as adjusted to reflect a three for two stock split in 2016) of the Registrant’s common stock, no par value (the “Common Stock”), registered for offer and sale pursuant to the Camden National Corporation 2012 Equity and Incentive Plan (the “2012 Plan”).
On April 26, 2022, the Registrant’s shareholders approved the Camden National Corporation 2022 Equity and Incentive Plan (the “2022 Plan”), which replaced the 2012 Plan as of the effective date of the 2022 Plan (the “Effective Date”). No future grants of awards of Common Stock will be made under the 2012 Plan. Additionally, pursuant to the 2022 Plan, the number of shares of Common Stock relating to awards under the 2012 Plan outstanding at the Effective Date that subsequently are forfeited, expire, terminate or otherwise lapse or are settled for cash (in whole or in part), are to be included in the shares of Common Stock available for issuance under the 2022 Plan. Shares of Common Stock that were previously available for issuance under the 2012 Plan but that, as of the Effective Date, will be available for issuance under the 2022 Plan are herein referred to as the “Carryover Shares.”
Consequently, in accordance with General Instruction E to Form S-8:
    1.    Pursuant to this Amendment, the May 2012 Registration Statement is being amended on a post-effective basis to deregister 867,006 shares of Common Stock under the 2012 Plan that comprise all the Carryover Shares available for issuance under the 2022 Plan and to describe the transfer of the Carryover Shares from the 2012 Plan to the 2022 Plan; and
    2.     The Carryover shares will be included in the New Registration Statement (as defined below); and
    3.    Contemporaneously with the filing of this Amendment, the Registrant is filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register the offer and sale under the 2022 Plan of 700,000 newly registered shares of Common Stock, comprising (i) 500,000 newly registered shares, plus (ii) 200,000 Carryover Shares.
The May 2012 Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the 2012 Plan. However, upon the forfeiture, expiration, termination, lapse or cash settlement (in whole or in part), of awards granted under the 2012 Plan, the Common Stock underlying such awards will become available for issuance under the 2022 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of Maine, on this 28th day of April, 2022.

CAMDEN NATIONAL CORPORATION

By:	/s/ Michael R. Archer
Name:	Michael R. Archer
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gregory A. Dufour Gregory A. Dufour	President and Chief Executive Officer (Principal Executive Officer)	April 28, 2022
/s/ Michael R. Archer Michael R. Archer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 28, 2022
/s/ Lawrence J. Sterrs Lawrence J. Sterrs	Chairman of the Board	April 28, 2022
/s/ Ann W. Bresnahan Ann W. Bresnahan	Director	April 28, 2022
/s/ Craig N. Denekas Craig N. Denekas	Director	April 28, 2022
/s/ David C. Flanagan David C. Flanagan	Director	April 28, 2022
/s/ S. Catherine Longley S. Catherine Longley	Director	April 28, 2022
/s/ Marie McCarthy Marie McCarthy	Director	April 28, 2022
/s/ James H. Page James H. Page	Director	April 28, 2022
/s/ Carl J. Soderberg Carl J. Soderberg	Director	April 28, 2022
/s/ Robin A. Sawyer Robin A. Sawyer	Director	April 28, 2022